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EXHIBIT 23.2




KPMG Peat Marwick LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, Georgia 30308



The Board of Directors
AFLAC Incorporated
Columbus, Georgia

     We consent to incorporation by reference in the registration statement dated December 28, 1998, on Form S-3 of AFLAC Incorporated of our report dated January 29, 1998, relating to the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1997 which report appears in the December 31, 1997, annual report on Form 10-K of AFLAC Incorporated, incorporated herein by reference.



                                            KPMG PEAT MARWICK LLP




Atlanta, Georgia
December 28, 1998